UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 24, 2008
Wilsons The Leather Experts Inc.
(Exact name of registrant as specified in its charter)

Minnesota	000-21543	41-1839933
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7401 Boone Ave. N.
Brooklyn Park, Minnesota	55428
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (763) 391-4000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Michael M. Searles has notified Wilsons The Leather Experts Inc. (the “Company”) that he will resign as Chief Executive Officer and a member of the Board of Directors of the Company effective April 3, 2008. On March 28, 2008, the Company and Mr. Searles entered into an agreement pursuant to which Mr. Searles would receive as severance pay his base salary for six months if he complies with the agreement. In order to comply with the agreement, Mr. Searles must release all claims he may have against the Company other than claims for indemnification, remain available to render consulting services for six months, maintain confidential information regarding the Company, refrain from competing with the Company for six months after his separation date, refrain from hiring or attempting to hire current or certain former employees of the Company for twelve months after his separation date and refrain from interfering with the Company’s relationships with its customers, suppliers and other business contacts for twelve months after his separation date. In addition, the Company will pay the employer portion of the group health, dental and vision insurance premiums for up to six months if Mr. Searles elects to continue coverage. On March 28, 2008, the Company issued the press release attached as Exhibit 99.1 hereto announcing Mr. Searles’ resignation.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
99.1	The Press Release of the Company dated March 28, 2008 Announcing Resignation of Michael Searles as CEO.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSONS THE LEATHER EXPERTS INC.
Date: March 28, 2008	By	/s/ Stacy A. Kruse
Stacy A. Kruse
Chief Financial Officer and Treasurer

Index to Exhibits

Exhibit
No.	Description	Method of Filing
99.1	The Press Release of the Company dated March 28, 2008 Announcing Resignation of Michael Searles as CEO.	Electronic Transmission